As filed with the Securities and Exchange Commission on March 29, 2022

Registration Nos. 333-251034

333-257423

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

ON

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

PURECYCLE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	5093	86-2293091
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5950 Hazeltine National Drive, Suite 650

Orlando, Florida 32822

(877) 648-3565

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael Otworth

PureCycle Technologies, Inc.

5950 Hazeltine National Drive, Suite 650

Orlando, Florida 32822

(877) 648-3565

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Joel T. May

Jones Day

1221 Peachtree Street, N.E., Suite 400

Atlanta, Georgia 30361

Tel: (404) 521-3939

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act. ☐

EXPLANATORY NOTE AND STATEMENT PURSUANT TO RULE 429

The Registrant is filing a single prospectus as part of this registration statement, pursuant to Rule 429 under the Securities Act of 1933 (the “Securities Act”). The prospectus is a combined prospectus relating to an aggregate of 26,502,893 shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”) that are currently registered and remain unsold under the Prior Registration Statements (as defined below), consisting of: (i) 19,645,081 shares of Common Stock issued in a private placement pursuant to the terms of certain subscription agreements entered into by and between the Company and each of the investors party thereto, (ii) 5,874,994 shares of Common Stock that may be issued by the Registrant upon exercise of the Company Warrants (as defined herein) and (iii) up to 982,818 shares of Common Stock held by certain Initial Stockholders (as defined herein) named in this registration statement (including the shares of Common Stock that may be issued upon exercise of the warrants held by such Initial Stockholders).

Pursuant to Rule 429 under the Securities Act, this registration statement on Form S-3, upon effectiveness, will serve as a post-effective amendment to each of the prior registration statements filed by the Registrant on Form S-1 (File No. 333-251034 and File No. 333-257423) (the “Prior Registration Statements”) with respect to the offerings of such unsold shares thereunder.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 29, 2022

PRELIMINARY PROSPECTUS

PURECYCLE TECHNOLOGIES, INC.

26,502,893 Shares of Common Stock

This prospectus relates to the issuance by us of 5,874,994 shares of our common stock, par value $0.001 per share (“Common Stock”) that may be issued upon exercise of certain warrants (the “Company Warrants”).

This prospectus also relates to the offer and sale from time to time by the selling stockholders identified herein (the “Selling Stockholders”) or their permitted transferees, of up to an aggregate of 20,627,899 shares of Common Stock, consisting of: (i) 19,645,081 shares of Common Stock issued in a private placement pursuant to the terms of certain subscription agreements entered into by and between the Company and each of the investors party thereto and (ii) up to 982,818 shares of Common Stock held by certain stockholders named in this registration statement (including the shares of Common Stock that may be issued upon exercise of the warrants held by such Initial Stockholders) who acquired shares of ROCH (as defined below) prior to its initial public offering on May 7, 2020 (the “Initial Stockholders”). We will not receive any of the proceeds from the sale by the Selling Stockholders of the Common Stock. Upon any exercise of the Company Warrants by payment of cash, however, we will receive the exercise price of the Company Warrants.

The Selling Stockholders may sell or otherwise dispose of the Common Stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell or otherwise dispose of the Common Stock covered by this prospectus in the section entitled “Plan of Distribution” beginning on page 24. Discounts, concessions, commissions and similar selling expenses attributable to the sale of Common Stock covered by this prospectus will be borne by the selling stockholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the Common Stock with the Securities and Exchange Commission (the “SEC”).

You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in our Common Stock.

Our Common Stock, warrants and units are listed on the Nasdaq Capital Market (“NASDAQ”) under the symbols “PCT,” “PCTTW” and “PCTTU,” respectively. On March 28, 2022, the last reported sales price of our Common Stock was $7.49 per share, the last reported sales price of the Company Warrants was $2.65 per warrant and the last reported sales price of our units was $10.11 per unit.

We are an “emerging growth company” as defined under the U.S. federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements.

Investing in our Common Stock is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus and any risk factors described in any applicable prospectus supplement and in the documents we incorporate by reference.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        .

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we and the Selling Stockholders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. We may use the shelf registration statement to issue 5,874,994 shares of Common Stock issuable upon the exercise of the Company Warrants. The Selling Stockholders may use the shelf registration statement to sell up to an aggregate of up to 20,627,899 shares of Common Stock from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Stockholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the shares of Common Stock being offered and the terms of the offering.

We will not receive any proceeds from the sale by the Selling Stockholders of the securities offered by them described in this prospectus, except with respect to amounts received by us upon exercise of the Company Warrants to the extent such warrants are exercised for cash.

A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus.

You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. We and the Selling Stockholders have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or any free writing prospectus we have prepared. We and the Selling Stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or any related free writing prospectus. This prospectus and any accompanying prospectus supplement is not an offer to sell any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should assume that the information appearing in this prospectus or any applicable prospectus supplement is accurate only as of the date on the front cover of such document, regardless of the time of delivery of this prospectus or time of any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates. See “Where You Can Find More Information.”

Unless the context otherwise requires, all references to “PCT,” “PureCycle,” the “Company,” “we,” “us,” or “our” refer to PureCycle Technologies, Inc.

ii

SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus and in the documents we incorporate by reference into this prospectus. The summary is not complete and does not contain all of the information that you should consider before investing in our Common Stock. After you read this summary, you should read and consider carefully the entire prospectus and any prospectus supplement and the more detailed information and financial statements and related notes that are incorporated by reference into this prospectus and any prospectus supplement. If you invest in our shares, you are assuming a high degree of risk.

The Company

PCT is commercializing a patented purification recycling technology (the “Technology”), originally developed by The Procter & Gamble Company (“P&G”), for restoring waste polypropylene into resin with near-virgin characteristics, called ultra-pure recycled (“UPR”) resin, which has nearly identical properties and applicability for reuse as virgin polypropylene. PCT has a global license for the Technology from P&G. We are currently building our first commercial scale recycling facility (the "Ironton Facility"), which is expected to have capacity of approximately 107 million pounds/year when fully operational. Production is expected to commence in late 2022 and the plant is expected to be fully operational in 2023. Our goal is to create an important new segment of the global polypropylene market that will assist multinational entities in meeting their sustainability goals, provide consumers with polypropylene-based products that are sustainable, and reduce overall polypropylene waste in the world’s landfills and oceans.

PCT’s process includes two steps: Feed Pre-Processing (“Feed PreP”) and the use of the Technology for purification. The Feed PreP step will collect, sort, and prepare polypropylene waste (“feedstock”) for purification. The purification step is a purification recycling process that uses a combination of solvent, temperature, and pressure to return the feedstock to near-virgin condition through a novel configuration of commercially available equipment and unit operations. The purification process puts the plastic through a physical extraction process using super critical fluids that both extract and filter out contaminants and purify the color, opacity, and odor of the plastic without changing the bonds of the polymer. By not altering the chemical makeup of the polymer, the Company is able to use significantly less energy and reduce production costs as compared to virgin resin.

PCT intends to build new recycling production facilities globally. In addition to the Ironton Facility, and our first cluster facility to be located in Augusta, Georgia (the “Augusta Facility”), we currently expect the next plants to be located in Asia and Europe. The Augusta Facility will be our first scaled up “cluster” site model. Pre-engineering for the design and installation of multiple commercial lines at the Augusta Facility is currently underway and is expected to create efficiencies across the construction and permitting processes.

Background

On March 17, 2021, PCT consummated the previously-announced business combination (“Business Combination”) by and among Roth CH Acquisition I Co., a Delaware corporation (“ROCH”), Roth CH Acquisition I Co. Parent Corp., a Delaware corporation and wholly owned direct subsidiary of ROCH (“ParentCo”), Roth CH Merger Sub LLC, a Delaware limited liability company and wholly owned direct subsidiary of Parent Co, Roth CH Merger Sub Corp., a Delaware corporation and wholly owned direct subsidiary of ParentCo and PureCycle Technologies LLC (“PCT LLC”) pursuant to the Agreement and Plan of Merger dated as of November 16, 2020, as amended from time to time (the “Merger Agreement”).

Upon the completion of the Business Combination and the other transactions contemplated by the Merger Agreement (the “Transactions”, and such completion, the “Closing”), ROCH changed its name to PureCycle Technologies Holdings Corp. and became a wholly owned direct subsidiary of ParentCo, PCT LLC became a wholly owned direct subsidiary of PureCycle Technologies Holdings Corp. and a wholly owned indirect subsidiary of ParentCo, and ParentCo changed its name to PureCycle Technologies, Inc. The Company’s common stock, units and warrants are now listed on the Nasdaq Capital Market (“NASDAQ”) under the symbols “PCT,” “PCTTU” and “PCTTW,” respectively.

1

Emerging Growth Company

PCT is an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. PCT expects to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare PCT’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

PCT will remain an emerging growth company under the JOBS Act until the earliest of (a) December 31, 2025, (b) the last date of PCT’s fiscal year in which it had total annual gross revenue of at least $1.07 billion, (c) the date on which PCT is deemed to be a “large accelerated filer” under the rules of the SEC or (d) the date on which PCT has issued more than $1.0 billion in non-convertible debt securities during the previous three years.

Corporate Information

The mailing address of PCT’s principal executive office is 5950 Hazeltine National Drive, Suite 650, Orlando, Florida 32822, and its telephone number is 877-648-3565.

2

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. You should carefully consider and evaluate the risk factors included in our most recent Annual Report on Form 10-K, as may be updated by our subsequent filings under the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference into this prospectus, including Quarterly Reports on Form 10-Q, together with the risk factors and other information contained in or incorporated by reference into any applicable prospectus supplement, before making an investment decision. The occurrence of any of these risks and uncertainties could harm our business, financial condition or results of operations. As a result, the trading price of our Common Stock could decline and you could lose all or part of your investment.

3

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement contains and incorporates by reference statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements” within the meaning of the “forward-looking” statements as defined in Section 27A of the Securities Act, Section 21E of the Exchange Act, the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) or in releases made by the SEC, all as may be amended from time to time. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions (or the negative versions of such words or expressions), but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and any prospectus supplement and in the documents incorporated by reference herein.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Although we base these forward-looking statements on assumptions that we believe are reasonable when made in light of information currently available to us, we caution you that forward-looking statements are not guarantees of future performance and that our actual results or performance to be materially different from those expressed, implied or suggested by the forward-looking statements contained in this prospectus and any prospectus supplement. In addition, even if our actual results or performance are consistent with the forward-looking statements contained in this prospectus and any prospectus supplement, those results or developments may not be indicative of results or developments in subsequent periods.

We believe that important factors that could cause our actual results to differ materially from forward-looking statements include, but are not limited to, the risks and uncertainties outlined in the “Risk Factors” incorporated by reference into this prospectus from our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and contained in or incorporated by reference into any prospectus supplement and other matters described herein generally. Some of these factors include:

•	PCT's ability to meet, and to continue to meet, applicable regulatory requirements for the use of PCT’s UPR resin in food grade applications (both in the United States and abroad);

•	PCT's ability to comply on an ongoing basis with the numerous regulatory requirements applicable to the UPR resin and PCT’s facilities (both in the United States and abroad);

•	expectations and changes regarding PCT’s strategies and future financial performance, including its future business plans, expansion plans or objectives, prospective performance and opportunities and competitors, revenues, products and services, pricing, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures, and PCT’s ability to invest in growth initiatives;

•	PCT’s ability to scale and build the Ironton Facility in a timely and cost-effective manner;

•	PCT’s ability to complete the necessary funding with respect to, and complete the construction of the Augusta Facility in a timely and cost-effective manner;

•	PCT’s ability to sort and process polypropylene plastic waste at its plastic waste prep facilities;

•	PCT’s ability to maintain exclusivity under the P&G license;

•	the implementation, market acceptance and success of PCT’s business model and growth strategy;

•	the success or profitability of PCT’s offtake arrangements;

4

•	the ability to source feedstock with a high polypropylene content;

•	PCT’s future capital requirements and sources and uses of cash;

•	PCT’s ability to obtain funding for its operations and future growth;

•	developments and projections relating to PCT’s competitors and industry;

•	the outcome of any legal or regulatory proceedings to which PCT is, or may become, a party including the recently filed securities class action case and the ongoing SEC investigation;

•	the ability to recognize the anticipated benefits of the Business Combination;

•	unexpected costs related to the Business Combination;

•	geopolitical risk and changes in applicable laws or regulations;

•	the possibility that PCT may be adversely affected by other economic, business, and/or competitive factors;

•	labor shortages and turnover or increases in employees and employee-related costs;

•	the potential impact of climate change on the company, including physical and transition risks, higher regulatory and compliance costs, reputational risks, and availability of capital on attractive terms;

•	operational risk; and

•	the risk that the COVID-19 pandemic, including any new and emerging variants and the efficacy and distribution of vaccines, and local, state, federal and international responses to addressing the pandemic may have an adverse effect on PCT’s business operations, as well as PCT’s financial condition and results of operations.

In light of the foregoing, we caution you not to place undue reliance on our forward-looking statements. Any forward-looking statement that we make in this prospectus and any prospectus supplement speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statement or to publicly announce the results of any revision to any of those statements to reflect future events or developments. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should only be viewed as historical data. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

5

USE OF PROCEEDS

All of the shares of our Common Stock offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of approximately $67,562,431 from the exercise of all Company Warrants, assuming the exercise in full of all such warrants for cash.

We expect to use the net proceeds from the exercise of such warrants for general corporate purposes which may include acquisitions or other strategic investments or repayment of outstanding indebtedness. Our management will have broad discretion over the use of proceeds from the cash exercise of the Company Warrants.

There is no assurance that the holders of the Company Warrants will elect to exercise any or all of the Company Warrants. To the extent that the Company Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Company Warrants will decrease.

6

DESCRIPTION OF SECURITIES

The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation (“Amended and Restated Certificate of Incorporation”) and Amended and Restated Bylaws (“Amended and Restated Bylaws”). We encourage you to read these documents and the applicable portion of the Delaware General Corporation Law, as amended (the “DGCL”) and our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws carefully and in their entirety because they describe your rights as a holder of shares of our Common Stock.

Common Stock

Our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), and 25,000,000 shares of undesignated preferred stock, par value $0.001 per share.

Holders of the Company’s Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of the Company’s Common Stock do not have cumulative voting rights in the election of directors. Upon the Company’s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of the Company’s Common Stock will be entitled to receive pro rata the Company’s remaining assets available for distribution. Holders of the Company’s Common Stock do not have preemptive, subscription, redemption or conversion rights. The Company’s Common Stock will not be subject to further calls or assessment by the Company. There will be no redemption or sinking fund provisions applicable to the Company’s Common Stock. All shares of the Company’s Common Stock that are outstanding are fully paid and non-assessable. The rights, powers, preferences and privileges of holders of the Company’s Common Stock will be subject to those of the holders of any shares of the Company’s preferred stock the Company may authorize and issue in the future.

When a quorum is present at any meeting, any matter other than the election of directors to be voted upon by the stockholders at such meeting will be decided by a majority vote of the holders of shares of capital stock present or represented at the meeting and voting affirmatively or negatively on such matter. At all meetings of stockholders for the election of directors at which a quorum is present, a plurality of the votes cast will be sufficient to elect such directors.

Preferred Stock

The Amended and Restated Certificate of Incorporation authorizes the Company’s board of directors to establish one or more series of preferred stock. Unless required by law or by NASDAQ, the authorized shares of preferred stock will be available for issuance without further action by you. The Company’s board of directors is authorized to fix from time to time before issuance the number of preferred shares to be included in any such series and the designation, powers, preferences and relative participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof. The authority of the Company’s board of directors with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

•	the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

•	the voting powers, if any, and whether such voting powers are full or limited in such series;

•	the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

•	whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

7

•	the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Company;

•	the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Company or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto;

•	the right, if any, to subscribe for or to purchase any securities of the Company or any other corporation or other entity;

•	the provisions, if any, of a sinking fund applicable to such series; and

•	any other relative, participating, optional, or other special powers, preferences or rights and qualifications, limitations, or restrictions thereof;

•	all as may be determined from time to time by the Company’s board of directors and stated or expressed in the resolution or resolutions providing for the issuance of such preferred stock (collectively, a “Preferred Stock Designation”).

The Company could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of the Company’s Common Stock might believe to be in their best interests or in which the holders of the Company’s Common Stock might receive a premium for their Common Stock over its market price. Additionally, the issuance of preferred stock may adversely affect the rights of holders of the Company’s Common Stock by restricting dividends on the Company’s Common Stock, diluting the voting power of the Company’s Common Stock or subordinating the liquidation rights of the Company’s Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the Company’s Common Stock. The Company has no current plans to issue any series of preferred stock.

Company Warrants

As of March 18, 2022, we had 5,874,994 Company Warrants issued and outstanding. Pursuant to the Warrant Agreement (as defined below), a holder of a Company Warrant may exercise its Company Warrants only for a whole number of shares of Common Stock. This means that only a whole Warrant may be exercised at any given time by a holder of a Company Warrant . No fractional Company Warrants were issued upon separation of the Units (as defined below) and only whole Company Warrants trade on NASDAQ. Each Company Warrant become exercisable on May 4, 2021 and will expire five years after the completion of the Business Combination, or earlier upon redemption.

The outstanding Company Warrants may be called for redemption, in whole and not in part, at a price of $.01 per Warrant:

•	at any time after the Company Warrants become exercisable;

•	upon not less than 30 days’ prior written notice of redemption to each Company Warrant holder;

•	if, and only if, the reported last sale price of the shares of Common Stock equals or exceeds $18.00 per share, for any 20 trading days within a 30-day trading period commencing after the Company Warrants become exercisable and ending on the third business day prior to the notice of redemption to Company Warrant holders; and

•	if, and only if, there is a current registration statement in effect with respect to the shares of Common Stock underlying such Company Warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

8

The right to exercise will be forfeited unless the Company Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Company Warrant will have no further rights except to receive the redemption price for such holder’s Company Warrant upon surrender of such Company Warrant.

The redemption criteria for the Company Warrants have been established at a price which is intended to provide Company Warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the Company Warrant exercise price so that if the share price declines as a result of a redemption call, the redemption will not cause the share price to drop below the exercise price of the Company Warrants.

If the Company Warrants are called for redemption as described above, management will have the option to require all holders that wish to exercise Company Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Company Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Company Warrants, multiplied by the difference between the exercise price of the Company Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Company Warrants. Whether we will exercise our option to require all holders to exercise their Company Warrants on a “cashless basis” will depend on a variety of factors including the price of the Common Stock at the time the Company Warrants are called for redemption, ongoing cash needs at such time and concerns regarding dilutive share issuances.

The Company Warrants have been issued in registered form under a warrant agreement (the “Warrant Agreement”) between Continental Stock Transfer & Trust Company, as warrant agent, and ROCH. The Warrant Agreement provides that the terms of the Company Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding Company Warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of Common Stock issuable on exercise of the Company Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the Company Warrants will not be adjusted for issuances of shares of Common Stock at a price below the applicable exercise price.

The Company Warrants may be exercised upon surrender of the Company Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the Company Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check, for the number of Company Warrants being exercised. The Company Warrant holders do not have the rights or privileges of holders of shares of Common Stock and any voting rights until they exercise their Company Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Company Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Company Warrant holders may elect to be subject to a restriction on the exercise of their Company Warrants such that an electing Company Warrant holder would not be able to exercise their Company Warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.9% of the shares of Common Stock outstanding.

No fractional shares will be issued upon exercise of the Company Warrants. If, upon exercise of the Company Warrants, a holder would be entitled to receive a fractional interest in a share, upon exercise, the number of shares of Common Stock to be issued to the Warrant holder will be rounded down to the nearest whole number.

9

Units

As of March 18, 2022, we had 59,454 units issued and outstanding (the “Units”). All Units outstanding reflect a unit consisting of one share of Common Stock and three-quarters of one redeemable Company Warrant to purchase Common Stock.

Dividends

We have not declared or paid any cash dividends on our Common Stock and do not presently intend to pay any cash dividends in the foreseeable future. The payment of dividends is subject to the discretion of the Company’s board of directors. Our board of directors bases its decisions regarding dividends on, among other things, general business conditions, our financial results, contractual, legal and regulatory restrictions regarding dividend payments and any other factors that the board may consider relevant.

Listing

Our Common Stock, Company Warrants and Units trade on NASDAQ under the symbols “PCT,” “PCTTW” and “PCTTU,” respectively.

Annual Stockholder Meetings

The Amended and Restated Bylaws provide that annual stockholder meetings will be held wholly or partially by means of remote communication or at such place, within or without the State of Delaware, on such date and at such time as may be determined by the Company’s board of directors, the Chief Executive Officer of the Company (the “Chief Executive Officer”) or the chairman of the board of directors of the Company (the “Chairman”) and as will be designated in the notice of the annual meeting.

Anti-Takeover Effects of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Certain Provisions of Delaware Law

The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contain and the DGCL contains provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of the Company’s board of directors. These provisions are intended to avoid costly takeover battles, reduce the Company’s vulnerability to a hostile change of control and enhance the ability of the Company’s board of directors to maximize stockholder value in connection with any unsolicited offer to acquire the Company. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of the Company’s Common Stock held by stockholders.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of NASDAQ, which would apply if and so long as the Company’s Common Stock remains listed on NASDAQ, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Common Stock. Additional shares that may be used in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

The Company’s board of directors may generally issue preferred shares on terms calculated to discourage, delay or prevent a change of control of the Company or the removal of the Company’s management. Moreover, the Company’s authorized but unissued shares of preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.

One of the effects of the existence of unissued and unreserved Common Stock or preferred stock may be to enable the Company’s board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company’s management and possibly deprive the Company’s stockholders of opportunities to sell their shares of the Company’s Common Stock at prices higher than prevailing market prices.

10

Classified Board of Directors

The Company’s directors, other than those who may be elected by the holders of any future series of preferred stock, will be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, designated Class I, Class II, and Class III, until the date (the “Sunset Date”) of the first annual meeting of the stockholders that is held after the fifth anniversary of the effectiveness of the Amended and Restated Certificate of Incorporation. At any meeting of stockholders at which directors are to be elected prior to the Sunset Date, the number of directors elected may not exceed the greatest number of directors then in office in any class of directors. The directors first elected to Class I will hold office for a term expiring at the annual meeting of stockholders to be held in 2022; the directors first elected to Class II will hold office for a term expiring at the annual meeting of stockholders to be held in 2023; and the directors first elected to Class III will hold office for a term expiring at the annual meeting of stockholders to be held in 2024, with the members of each class to hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Company held prior to the Sunset Date, the successors to the class of directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are elected and qualified. All directors elected at annual meetings of stockholders held on or after the Sunset Date will be elected for terms expiring at the next annual meeting of stockholders and will not be subject to the classification provisions set forth above. Subject to the rights, if any, of the holders of any future series of preferred stock to elect additional directors under circumstances specified in a Preferred Stock Designation, directors may be elected by the stockholders only at an annual meeting of stockholders.

Removal of Directors; Vacancies

Subject to the rights, if any, of the holders of any series of preferred stock to elect additional directors under circumstances specified in a Preferred Stock Designation and other than a ROCH Designated Director (as defined in the Investor Rights Agreement), who may be removed for any reason following the expiration of the Director Designation Period (as defined in the Investor Rights Agreement) with the approval of a majority of the directors of the Company (other than the ROCH Designated Directors (as defined in our Amended and Restated Bylaws)), the Amended and Restated Certificate of Incorporation provides that, until the Sunset Date, directors may be removed by the stockholders only for cause and following the Sunset Date, directors may be removed by the stockholders with or without cause, in each case, by the affirmative vote of the holders of a majority of the voting power of the outstanding voting stock, voting together as a single class, at any annual meeting or special meeting of the stockholders where the notice of which states that the removal of a director or directors is among the purposes of the meeting and identifies the director or directors proposed to be removed.

Subject to (a) the rights, if any, of the holders of any future series of preferred stock to elect additional directors under circumstances specified in a Preferred Stock Designation and (b) the Investor Rights Agreement, newly created directorships resulting from any increase in the number of directors and any vacancies on the board of directors resulting from death, resignation, disqualification, removal, or other cause will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors, or by a sole remaining director. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred (or, if such directorship was created or vacancy occurred after the Sunset Date, until the next annual meeting of stockholders) and until such director’s successor has been elected and qualified. No decrease in the number of directors constituting the board of directors may shorten the term of any incumbent director.

Special Stockholder Meetings

Subject to the rights of the holders of any future series of preferred stock, special meetings of stockholders may be called only (i) by the Chairman, (ii) by the Chief Executive Officer, or (iii) by the Secretary of the Company (the “Secretary”) acting at the request of the Chairman, the Chief Executive Officer or a majority of the total number of directors that the Company would have if there were no vacancies on its board of directors. At any annual meeting or special meeting of stockholders, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the Amended and Restated Bylaws.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals

The Amended and Restated Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be properly brought before a meeting, a stockholder will have to comply with advance notice requirements and provide the Company with certain information. Generally, to be timely, a stockholder’s notice relating to any nomination or other business to be brought before an annual meeting must be delivered to the Secretary at the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Notwithstanding the foregoing, in the event that the number of directors to be elected to the board of directors at the annual meeting is increased effective after the time period for which nominations would otherwise be due and there is no public announcement by the Company naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice will also be considered timely, but only with respect to nominees for the additional directorships, if it will be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

To be timely, a stockholder’s notice relating to the nomination of a director to the Company’s board of directors to be brought before a special meeting, if permitted, will be delivered to the Secretary at the principal executive offices of the Company not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting. The Amended and Restated Bylaws also specify requirements as to the form and content of a stockholder’s notice. Notwithstanding the foregoing notice requirements, the notice requirements will not apply to director nominations pursuant the Pure Crown Side Letter (as defined in the Amended and Restated Bylaws).

These notice provisions may defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Consent of Stockholders in Lieu of Meeting

Subject to the rights of the holders of any series of preferred stock, any action required or permitted to be taken by the stockholders may be taken only at a duly called annual or special meeting of stockholders and may not be taken without a meeting by means of any consent in writing of such stockholder.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, the Company’s stockholders will have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of the Company’s stockholders may bring an action in the Company’s name to procure a judgment in the Company’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Company’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Amendment of the Amended and Restated Certificate of Incorporation

The Amended and Restated Certificate of Incorporation provides that the Company reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in the Amended and Restated Certificate of Incorporation. Notwithstanding any inconsistent provision of the Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of preferred stock required by law, (a) until the Sunset Date, the affirmative vote of the holders of at least 66 2∕3% of the voting power, and (b) following the Sunset Date, the affirmative vote of the holders of a majority of the voting power, in the case of each of (a) and (b), of the outstanding capital stock entitled to vote, voting together as a single class, will be required to amend, alter, change or repeal, or adopt any provision inconsistent with, certain provisions, as noted in the Amended and Restated Certificate of Incorporation, or the definition of any capitalized terms used therein or any successor provision.

Amendment of the Amended and Restated Bylaws

The Amended and Restated Bylaws may be amended in any respect or repealed at any time, either (a) at any meeting of stockholders, provided that any amendment or supplement proposed to be acted upon at any such meeting has been properly described or referred to in the notice of such meeting, or (b) by the Company’s board of directors, provided that no amendment adopted by the board of directors may vary or conflict with any amendment adopted by the stockholders in accordance with the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws. Notwithstanding the foregoing and anything contained in the Amended and Restated Bylaws, certain provisions of the Amended and Restated Bylaws may not be amended or repealed by the stockholders, and no provision inconsistent therewith may be adopted by the stockholders, without (a) until the Sunset Date, the affirmative vote of the holders of at least 66 2∕3% of the Company’s outstanding capital stock entitled to vote, voting together as a single class and (b) following the Sunset Date, the affirmative vote of the holders of a majority of the Company’s outstanding capital stock entitled to vote, voting together as a single class.

Exclusive Forum Selection

The Amended and Restated Certificate of Incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Company, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or stockholder of the Company to the Company or to the Company’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Amended and Restated Bylaws or the Amended and Restated Certificate of Incorporation (as either may be amended and/or restated from time to time) or as to which the DGCL confers jurisdiction on the Chancery Court, or (iv) any action, suit or proceeding asserting a claim against the Company governed by the internal affairs doctrine; and (b) subject to the preceding provisions, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder will be deemed to have consented to (1) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (2) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Company will be deemed to have notice of and consented to such provisions of the Amended and Restated Certificate of Incorporation. Notwithstanding the foregoing, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Securities Act the Exchange Act, or any other claim for which the federal courts of the United States have exclusive jurisdiction. Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of the Company and its stockholders, through stockholders’ derivative suits on the Company’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director for any breach of the director’s duty of loyalty to the Company or its stockholders, or if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

The Amended and Restated Certificate of Incorporation provides that the Company must indemnify and advance expenses to the Company’s directors and officers to the fullest extent authorized by the DGCL. The Company also is expressly authorized to maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL. The Company believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in the Amended and Restated Certificate of Incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, your investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

SELLING STOCKHOLDERS

This prospectus relates to the resale by the Selling Stockholders or their permitted transferees from time to time of up to 20,627,899 shares of our Common Stock, which consists of: (i) 19,645,081 shares of Common Stock issued in a private placement pursuant to the terms of certain subscription agreements entered into by and between the Company and each of the investors party thereto and (ii) up to 982,818 shares of Common Stock (including the shares of Common Stock that may be issued upon exercise of the warrants held by such Initial Stockholders) held by certain Initial Stockholders named in this Registration Statement.

The Selling Stockholders may from time to time offer and sell any or all of our Common Stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Stockholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Stockholders’ interest in our Common Stock other than through a public sale. Except as otherwise described below and for the ownership of the shares of our Common Stock, the Selling Stockholders have not had any material relationship with us within the past three years.

The following table sets forth, as of March 14, 2022 (except as otherwise set forth below), the names of the Selling Stockholders, the aggregate number of shares of Common Stock beneficially owned, the aggregate number of shares of Common Stock that the Selling Stockholders may offer pursuant to this prospectus and the number of shares of Common Stock beneficially owned by the Selling Stockholders after the sale of the securities offered hereby. For purposes of the following table, we have assumed that the Selling Stockholders will have sold all of the securities covered by this prospectus upon the completion of the offering. We have based percentage ownership on 163,233,680 shares of Common Stock outstanding as of March 18, 2022. The 163,233,680 shares of Common Stock outstanding exclude 4,000,000 shares of Common Stock which may be issued to the previous unitholders of PCT LLC subject to the achievement of certain stock price targets and upon commissioning of the Ironton Facility.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Stockholders have sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the selling securityholders, no Selling Stockholder is a broker-dealer or an affiliate of a broker dealer.

Selling Stockholder information for each additional Selling Stockholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Stockholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Stockholder and the number of shares registered on its behalf. A Selling Stockholder may sell or otherwise transfer all, some or none of such shares in this offering.

Please see the section titled “Plan of Distribution” for further information regarding the Selling Stockholder’s method of distributing these shares.

Name of Selling Shareholder	Number of shares of Common Stock Owned Prior to Offering	Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Beneficially Owned After Offering	Percent of Common Stock Owned After Offering
Roth Capital Partners, LLC(1)	241,020	241,020	—	*
Craig-Hallum Capital Group LLC(2)	29,484	29,484	—	*
Aaron Gurewitz(3)	64,899	64,899	—	*
Adam Rothstein(4)	49,414	49,414	—	*
Anthony Stoss(5)	22,352	22,352	—	*
BEMAP Master Fund Ltd.(6)	181,088	181,088	—	*
BLACKWELL PARTNERS LLC - SERIES A(6)	701,943	701,943	—	*
BNP Paribas Asset Management UK Limited as agent on behalf of BNP Paribas Funds Energy Transition(7)	1,500,000	1,500,000	—	*
Bradley Baker(8)	52,470	52,470	—	*
Donald Hultstrand(9)	11,176	11,176	—	*
George Sutton(10)	7,168	7,168	—	*
Gerrish H. Milliken, III(11)	200,000	200,000	—	*
Gordon Roth(12)	40,704	40,704	—	*
Hampstead Park Capital Management, LLC(13)	7,500	7,500	—	*
Howard Hughes Medical Institute(14)	1,200,000	1,200,000	—	*
James Zavoral(15)	13,469	13,469	—	*
Jefferies Strategic Investments, LLC(16)	36,505	36,505	—	*
Jeffrey R. Fieler(17)	1,139,640	1,139,640	—	*
John Lipman(18)	131,564	131,564	—	*
Kevin Harris(19)	44,704	44,704	—	*
MARTIN HALL & JENNIFER S. EWING CO-TTEES U/ART 4TH OF THE WILL OF AMF OVER TRUST DTD 12/9/37 FBO BENJAMIN FRANCHETTI(20)	10,000	10,000	—	*
MARTIN HALL & JENNIFER S. EWING CO-TTEES U/ART 4TH OF THE WILL OF AMF OVER TRUST DTD 12/9/37 FBO C. STEFANO FRANCHETTI(20)	50,000	50,000	—	*
MARTIN HALL & JENNIFER S. EWING CO-TTEES U/ART 4TH OF THE WILL OF AMF OVER TRUST DTD 12/9/37 FBO GIORDANO FRANCHETTI(20)	25,000	25,000	—	*

MARTIN HALL & JENNIFER S. EWING CO-TTEES U/ART 7TH OF THE WILL OF AMF OVER TUW DTD 4/29/47 GHM, SR. FBO GIORDANO FRANCHETTI(20)	10,000	10,000	—	*
MARTIN HALL & JENNIFER S. EWING TTEES BY POA U/ART 4TH OF THE WILL OF AMF OVER TRUST DTD 12/9/37 FBO BALDASSARRA FRANCHETTI(20)	10,000	10,000	—	*
MARTIN HALL & JENNIFER S. EWING TTEES BY POA U/ART 4TH OF THE WILL OF AMF OVER TRUST DTD 12/9/37 FBO GREGORIO FRANCHETTI(20)	10,000	10,000	—	*
MARTIN HALL & JENNIFER S. EWING TTEES BY POA U/ART 4TH OF THE WILL OF AMF OVER TRUST DTD 12/9/37 FBO PRISCA FRANCHETTI(20)	10,000	10,000	—	*
Michael Malouf(21)	3,468	3,468	—	*
Molly Montgomery(22)	62,158	62,158	—	*
Mousserena, L.P.(23)	1,500,000	1,500,000	—	*
Peter G. Manganello(24)	7,500	7,500	—	*
Peter G. Milliken(25)	30,000	30,000	—	*
President and Fellows of Harvard College(26)	1,069,600	1,069,600	—	*
Samlyn Long Alpha Master Fund, Ltd. (27)	267,913	22,492	245,241	*
Samlyn Net Neutral Master Fund, Ltd. (28)	1,544,390	877,408	666,982	*
Samlyn Offshore Master Fund, Ltd. (29)	1,623,881	1,107,074	516,807	*
Samlyn Onshore Fund, LP(30)	689,333	393,026	293,307	*
Solanas ESG Sustainability Master Fund LP(31)	111,336	111,336	—	*
Sylebra Capital Menlo Master Fund(6)	514,838	514,838	—	*
SYLEBRA CAPITAL PARC MASTER FUND(6)	2,820,504	2,820,504	—	*
SYLEBRA CAPITAL PARTNERS MASTER FUND, LTD.(6)	5,781,627	5,781,627	—	*
Theodore Roth(32)	17,352	17,352	—	*
Wayland Investments LLC(33)	149,212	149,212	—	*
William Hartfiel(34)	34,704	34,704	—	*
Wilmington Trust Co, John W Milliken & Gerrish H Milliken III SUCC Co-TTEES for the GHM JR 1956 TR 14 FBO SGM Dated 8/20/1956(35)	50,000	50,000	—	*
Wilmington Trust Co, John W Milliken & Gerrish H Milliken III SUCC Co-TTEES for the GHM JR 1956 TR 7 FBO JWM Dated 8/20/1956(35)	75,000	75,000	—	*

Wilmington Trust Co, John W Milliken & Gerrish H Milliken III SUCC Co-TTEES for the GHM JR 1956 TR 7 FBO PGM Dated 8/20/1956(35)	35,000	35,000	—	*
Wilmington Trust Co, John W Milliken & Gerrish H Milliken III SUCC Co-TTEES for the GHM JR 1956 TR 7 FBO SGM Dated 8/20/1956(35)	50,000	50,000	—	*
Wilmington Trust Co, Stephen G. Milliken & Gerrish H Milliken III SUCC Co-TTEES for the GHM JR 1956 TR 14 FBO JWM Dated 8/20/1956(35)	75,000	75,000	—	*
Wilmington Trust Co, Stephen G. Milliken & Gerrish H Milliken III SUCC Co-TTEES for the GHM JR 1956 TR 14 FBO PGM Dated 8/20/1956(35)	35,000	35,000	—	*
Zachary M. Manganello(36)	2,500	2,500	—	*

* less than 1%*

(1)	Consists of 193,325 shares of Common Stock and 47,695 shares of Common Stock issuable upon exercise of an equal number of Company Warrants. Byron Roth and Gordon Roth, both members of Roth Capital Partners, LLC (“Roth”), have voting and dispositive power over the shares held by Roth. Based on information provided to us by the Selling Stockholder, Roth is a broker-dealer and acquired the shares through banking services as investment as a ROCH sponsor. The business address of Roth is 888 San Clemente Drive, Suite 400, Newport Beach, California 92660.

(2)	Consists of 29,484 shares of Common Stock issuable upon exercise of an equal number of Company Warrants. Rick Hartfiel, Steve Dyer, Kevin Harris and Jeannie Sonstegard each have voting and dispositive power over the shares owned by Craig-Hallum Capital Group LLC (“C-H”). Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting or dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. Based upon the foregoing analysis, the aforementioned individuals do not exercise voting or dispositive control over any of the securities held by C-H, even those in which he or she directly holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares. Based on information provided to us by the Selling Stockholder, C-H is a broker-dealer and acquired the shares through banking services as compensation and investment as a ROCH sponsor. The business address of C-H is 222 S. 9th Street, Suite 350, Minneapolis, Minnesota 55402.

(3)	Represents (i) 44,704 shares of Common Stock held by Aaron Gurewitz individually, which consists of 37,767 shares of Common Stock and 6,937 shares of Common Stock issuable upon exercise of an equal number of Company Warrants, and (ii) 20,195 shares of Common Stock held by AMG Trust Established January 23, 2007 (the “AMG Trust”), for which Aaron Gurewitz is trustee and therefore may be deemed to have the sole power to vote or dispose of the securities held by the AMG Trust. Mr. Gurewitz served as ROCH’s Co-President since February 2020 until the closing of the Business Combination. Mr. Gurewitz has been a Managing Director and the Head of Roth’s Equity Capital Markets Department since January 2001 and therefore may be deemed to be an employee and affiliate of a broker-dealer. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is c/o Roth, 888 San Clemente Drive, Suite 400, Newport Beach, California 92660.

(4)	Consists of 41,914 shares of Common Stock and 7,500 shares of Common Stock issuable upon exercise of an equal number of Company Warrants. Mr. Rothstein served as a member of ROCH’s board of directors since February 2020 until the closing of the Business Combination. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is 101 Cross Highway, Westport, Connecticut 06880.

(5)	Consists of 18,883 shares of Common Stock and 3,469 shares of Common Stock issuable upon exercise of an equal number of Company Warrants. Based on information provided to us by the Selling Stockholder, the Selling Stockholder may be deemed to be an employee and affiliate of C-H, which is a broker-dealer, as discussed above in footnote (2). Mr. Stoss serves as a research analyst at C-H. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is c/o C-H, 222 S. 9th Street, Suite 350, Minneapolis, Minnesota 55402.

(6)	Sylebra Capital Limited (“Sylebra HK”) may be deemed to beneficially own shares of Common Stock by virtue of its position as the investment sub-adviser to Sylebra Capital Partners Master Fund, Ltd, (“SCP MF”), Sylebra Capital Parc Master Fund (“PARC MF”), Sylebra Capital Menlo Master Fund (“Menlo MF”) and other advisory clients. Sylebra Capital Management (“Sylebra Cayman”) is the investment manager and the parent of Sylebra HK. Sylebra Cayman owns 100% of the shares of Sylebra HK, and Daniel Patrick Gibson (“Gibson”) owns 100% of the shares of Sylebra Cayman. In such capacities, Sylebra HK, Sylebra Cayman, and Gibson may be deemed to share voting and dispositive power over these shares of Common Stock held by SCP MF, PARC MF, Menlo MF and other advisory clients. In addition, Gibson owns all of the outstanding equity interests in Gibson’s Korner LLC (“GK LLC”) and thus may be deemed to share voting and dispositive power over the Common Stock held by GK LLC. The address of each of the entities referenced above is c/o Sylebra Capital Limited, 20th Floor, 28 Hennessy Road, Wan Chai, Hong Kong.

(7)	Edward Lees and Ulrik Fugman share voting and dispositive power over the shares of Common Stock held by BNP Paribas Funds Energy Transition (“BNP”) in their capacities as co-heads of BNP. The address of the listed Selling Stockholder is c/o BNP PARIBAS ASSET MANAGEMENT UK Limited, 5 Aldermanbury Square, London EC2V 7BP.

(8)	Consists of 45,533 shares of Common Stock and 6,937 shares of Common Stock issuable upon exercise of an equal number of Company Warrants. Based on information provided to us by the Selling Stockholder, the Selling Stockholder may be deemed to be an employee and affiliate of C-H, which is a broker-dealer, as discussed above in footnote (2). Mr. Baker serves as partner and Chairman of C-H. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is c/o C-H, 222 S. 9th Street, Suite 350, Minneapolis, Minnesota 55402.

(9)	Consists of 9,442 shares of Common Stock and 1,734 shares of Common Stock issuable upon exercise of an equal number of Company Warrants. Based on information provided to us by the Selling Stockholder, the Selling Stockholder may be deemed to be an employee and affiliate of C-H, which is a broker-dealer, as discussed above in footnote (2). Mr. Hultstrand serves as an agent of C-H. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is c/o C-H, 222 S. 9th Street, Suite 350, Minneapolis, Minnesota 55402.

(10)	Consists of 3,700 shares of Common Stock and 3,468 shares of Common Stock issuable upon exercise of an equal number of Company Warrants. Based on information provided to us by the Selling Stockholder, the Selling Stockholder may be deemed to be an employee and affiliate of C-H, which is a broker-dealer, as discussed above in footnote (2). Mr. Sutton serves as a research analyst at C-H. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is c/o C-H, 222 S. 9th Street, Suite 350, Minneapolis, Minnesota 55402.

(11)	The address of the listed Selling Stockholder is 4230 East Comanche Drive, Cottonwood, AZ 86326.

(12)	Consists of 33,766 shares of Common Stock and 6,938 shares of Common Stock issuable upon exercise of an equal number of Company Warrants. Based on information provided to us by the Selling Stockholder, the Selling Stockholder may be deemed to be an employee and affiliate of Roth, which is a broker-dealer, as discussed above in footnote (1). Mr. Roth served as ROCH’s Chief Financial Officer since December 2019 until the closing of the Business Combination. Mr. Roth has been the Chief Financial Officer and Chief Operating Officer of Roth since 2000. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is c/o Roth, 888 San Clemente Drive, Suite 400, Newport Beach, California 92660.

(13)	Consists 7,500 shares of Common Stock issuable upon exercise of an equal number of Company Warrants. Daniel Friedberg served as a member of ROCH’s board of directors since February 2020 until the closing of the Business Combination. Mr. Friedberg has served as the Chief Executive Officer of Hampstead Park Capital Management LLC (“Hampstead”) since its founding in May 2016 and exercises sole voting and dispositive control over any of the securities held by Hampstead. Accordingly, Mr. Friedberg is deemed to have beneficial ownership of such shares. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is c/o Hampstead, 20 Ballwood Road, Old Greenwich, CT 06870.

(14)	Howard Hughes Medical Institute (“HHMI”) is a nonprofit Delaware corporation qualified under 501(d)(3) of the Internal Revenue Code of 1986 and has no stockholders or beneficial owners. Voting and dispositive power with respect to these shares of Common Stock held by HHMI is exercised by Donald Koch as Chief Investment Officer. The principal business address of HHMI is 4000 Jones Bridge Road, Chevy Chase, MD 20815

(15)	Consists of 10,000 shares of Common Stock and 3,469 shares of Common Stock issuable upon exercise of an equal number of Company Warrants. Based on information provided to us by the Selling Stockholder, the Selling Stockholder may be deemed to be an employee and affiliate of C-H, which is a broker-dealer, as discussed above in footnote (2). Mr. Zavoral serves as a salesman at C-H. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is c/o C-H, 222 S. 9th Street, Suite 350, Minneapolis, Minnesota 55402.

(16)	Matthew Smith and Nick Daraviras share voting and dispositive power over these shares of Common Stock. The address of the listed Selling Stockholder is 520 Madison Ave, New York, NY 10022.

(17)	Mr. Fieler currently serves on the Board of Directors of the Company. The business address for Mr. Fieler is 85 Turtle Crawl West Bay, Grand Cayman.

(18)	Consists of 107,283 shares of Common Stock and 24,281 shares of Common Stock issuable upon exercise of an equal number of Company Warrants. Based on information provided to us by the Selling Stockholder, the Selling Stockholder may be deemed to be an employee and affiliate of C-H, which is a broker-dealer, as discussed above in footnote (2). Mr. Lipman served as ROCH’s Chief Operating Officer and as a member of ROCH’s board of directors since December 2019 until the closing of the Business Combination. Mr. Lipman is a Partner and Managing Director of Investment Banking at C-H. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is c/o C-H, 222 S. 9th Street, Suite 350, Minneapolis, Minnesota 55402.

(19)	Consists of 37,767 shares of Common Stock and 6,937 shares of Common Stock issuable upon exercise of an equal number of Company Warrants. Based on information provided to us by the Selling Stockholder, the Selling Stockholder may be deemed to be an employee and affiliate of C-H, which is a broker-dealer, as discussed above in footnote (2). Mr. Harris serves as president of C-H. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is c/o C-H, 222 S. 9th Street, Suite 350, Minneapolis, Minnesota 55402.

(20)	Martin A. Hall & Jennifer S. Ewing have shared voting and dispositive power over these shares. The address for the listed Selling Stockholder is Ropes & Gray LLP, 800 Boylston Street, Boston, MA 02199.

(21)	Consists of 3,468 shares of Common Stock issuable upon exercise of an equal number of Company Warrants. Based on information provided to us by the Selling Stockholder, the Selling Stockholder may be deemed to be an employee or affiliate of C-H, which is a broker-dealer, as discussed above in footnote (2). Mr. Malouf served as an equity research analyst at C-H from September 2009 to July 2020. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is c/o C-H, 222 S. 9th Street, Suite 350, Minneapolis, Minnesota 55402.

(22)	Consists of 54,658 shares of Common Stock and 7,500 shares of Common Stock issuable upon exercise of an equal number of Company Warrants. Ms. Montgomery served as a member of ROCH’s board of directors since February 2020 until the closing of the Business Combination. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is 365 Lovell Avenue; Mill Valley, CA 94941.

(23)	Mousserena, L.P. and Charles Heilbronn have shared voting and dispositive power over these shares. The address for Mousserena, L.P. is Ugland House, 135 South Church Street, George Town, Grand Cayman KY1-1104 Cayman Islands. The address for Mr. Heilbronn is c/o Mousse Partners Limited, 9 West 57th Street, New York, NY 10019.

(24)	The address of the listed Selling Stockholder is c/o Wilmington Trust Company, 1100 North Market Street, Wilmington, DE 19890, Attn: Allison Patni.

(25)	The address of the listed Selling Stockholder is 754 Sligo Road, North Yarmouth, ME 04094.

(26)	President and Fellows of Harvard College has delegated investment authority over the securities being registered for resale to Harvard Management Company Inc. Narv Narvekar, Chief Executive Officer of Harvard Management Company Inc. has sole voting and investment power over these shares of Common Stock. The address of the listed Selling Stockholder is c/o Harvard Management Company, Inc., 600 Atlantic Avenue, Boston, MA 02210.

(27)	The reported securities are directly owned by Samlyn Long Alpha Master Fund, Ltd., and may be deemed to be indirectly beneficially owned by Samlyn Capital, LLC (“Samlyn Capital”), as the investment manager of Samlyn Long Alpha Master Fund. The reported securities may also be deemed to be indirectly beneficially owned by Robert Pohly as the principal of Samlyn Capital and Director of Samlyn Long Alpha Master Fund. Samlyn Capital and Robert Pohly disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interests therein, and this report shall not be deemed an admission that either of them are the beneficial owners of the securities for purposes of Section 16 of the Exchange Act, or for any other purpose.

(28)	The reported securities are directly owned by Samlyn Net Neutral Master Fund, Ltd., and may be deemed to be indirectly beneficially owned by Samlyn Capital, as the investment manager of Samlyn Net Neutral Master Fund. The reported securities may also be deemed to be indirectly beneficially owned by Robert Pohly as the principal of Samlyn Capital and Director of Samlyn Net Neutral Master Fund. Samlyn Capital and Robert Pohly disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interests therein, and this report shall not be deemed an admission that either of them are the beneficial owners of the securities for purposes of Section 16 of the Exchange Act, or for any other purpose.

(29)	The reported securities are directly owned by Samlyn Offshore Master Fund, Ltd., and may be deemed to be indirectly beneficially owned by Samlyn Capital, as the investment manager of Samlyn Offshore Master Fund. The reported securities may also be deemed to be indirectly beneficially owned by Robert Pohly as the principal of Samlyn Capital and Director of Samlyn Offshore Master Fund. Samlyn Capital and Robert Pohly disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interests therein, and this report shall not be deemed an admission that either of them are the beneficial owners of the securities for purposes of Section 16 of the Exchange Act, or for any other purpose.

(30)	The reported securities are directly owned by Samlyn Onshore Fund, LP, and may be deemed to be indirectly beneficially owned by (i) Samlyn Capital, LLC, as the investment manager of Samlyn Onshore Fund, and (ii) Samlyn Partners, LLC (“Samlyn Partners”), as the general partner of Samlyn Onshore Fund. The reported securities may also be deemed to be indirectly beneficially owned by Robert Pohly as the principal of Samlyn Capital and Managing Member of Samlyn Partners. Samlyn Capital, Samlyn Partners and Robert Pohly disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interests therein, and this report shall not be deemed an admission that any of them are the beneficial owners of the securities for purposes of Section 16 of the Exchange Act or for any other purpose.

(31)	Matthew B. Smith has sole voting and dispositive power over these shares. The address of the listed Selling Stockholder is 520 Madison Ave, New York, NY 10022.

(32)	Consists of 13,883 shares of Common Stock and 3,469 shares of Common Stock issuable upon exercise of an equal number of Company Warrants. Based on information provided to us by the Selling Stockholder, the Selling Stockholder may be deemed to be an employee and affiliate of Roth, which is a broker-dealer, as discussed above in footnote (1). Mr. Roth serves as president of Roth. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is c/o Roth, 888 San Clemente Drive, Suite 400, Newport Beach, California 92660.

(33)	Consists of 124,064 shares of Common Stock and 25,148 shares of Common Stock issuable upon exercise of an equal number of Company Warrants. Based on information provided to us by the Selling Stockholder, Byron Roth may be deemed to have sole voting and dispositive power over the shares of Common Stock owned by Wayland Investments LLC. Mr. Roth may be deemed to be an employee and affiliate of Roth, which is a broker-dealer, as discussed above in footnote (1). Mr. Roth served as ROCH’s Chief Executive Officer and Chairman of ROCH’s Board since the company’s inception in February 2019 until the closing of the Business Combination. Mr. Roth has been the Chairman and Chief Executive Officer of Roth since 1998. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder through participation in a private placement transaction with Roth CH Acquisition I Co. The business address of the listed Selling Stockholder is 40 Lagorce Cir., Miami Beach, FL 33141.

(34)	Consists of 27,767 shares of Common Stock and 6,937 shares of Common Stock issuable upon exercise of an equal number of Company Warrants. Based on information provided to us by the Selling Stockholder, the Selling Stockholder may be deemed to be an employee and affiliate of C-H, which is a broker-dealer, as discussed above in footnote (2). Mr. Harfiel served as ROCH’s President from December 2019 to February 2020 when he became Co-President until the closing of the Business Combination. Mr. Hartfiel is a Managing Partner and has been the Head of Investment Banking at C-H since 2005. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is 222 S. 9th Street, Suite 350, Minneapolis, Minnesota 55402.

(35)	Wilmington Trust Company, Gerrish H. Milliken III and John W. Milliken have shared voting and dispositive power over these shares. The address of the listed Selling Stockholder is c/o Wilmington Trust Company, 1100 North Market Street, Wilmington, DE 19890, Attn: Allison Patni.

(36)	The address of the listed Selling Stockholder is c/o Wilmington Trust Company, 1100 North Market Street, Wilmington, DE 19890, Attn: Allison Patni.

PLAN OF DISTRIBUTION

We are registering the issuance by us of 5,874,994 shares of Common Stock that may be issued upon exercise of the Company Warrants.

We are also registering the resale by the Selling Stockholders or their permitted transferees of up to 20,627,899 shares of Common Stock, consisting of (i) 19,645,081 shares of Common Stock issued in a private placement pursuant to the terms of certain subscription agreements entered into by and between the Company and each of the investors party thereto and (ii) up to 982,818 shares of Common Stock held by the Initial Stockholders (including the shares of Common Stock that may be issued upon exercise of the warrants held by such Initial Stockholders).

Our Common Stock, warrants and units are listed on NASDAQ under the symbols “PCT,” “PCTTW” and “PCTTU,” respectively.

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market for such securities or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	in underwritten transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	distribution to members, limited partners or stockholders of Selling Stockholders;

•	“at the market” or through market makers or into an existing market for the shares;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act, provided that the Selling Stockholders meet the criteria and conform to the requirements of that rule, or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the Subscriber of securities, from the Subscriber) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with applicable FINRA rules.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incident to the registration of the shares of Common Stock to be offered and sold pursuant to this prospectus by the Selling Stockholders. The Company has also agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act or the Exchange Act. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their sale of securities. Additionally, in certain underwritten offerings, the Selling Stockholders and the Company shall bear the expenses of the underwriter pro rata in proportion to the respective amount of shares of Common Stock each is selling in such offering.

The Company has agreed to keep this prospectus effective until the earlier of the date (i) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect, (ii) they may be sold pursuant to Rule 144 without volume or manner-of-sale restrictions, as determined by the Company; or (iii) March 17, 2023.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each Subscriber at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the shares of Common Stock offered hereby will be passed upon for us by Jones Day. Certain legal matters in connection with this offering will be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable prospectus supplement.

EXPERTS

The audited consolidated financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

26

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act that registers the shares of Common Stock covered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. For further information with respect to us and our Common Stock, you should refer to the registration statement and the exhibits filed as a part of the registration statement. Statements contained in or incorporated by reference into this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or one of our filings with the SEC that is incorporated by reference into the registration statement, please see the copy of the contract or document that has been filed. Each statement contained in or incorporated by reference into this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

Additionally, we make available, free of charge, on our website at https://ir.purecycle.com/, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports and statements as soon as reasonably practicable after they are filed with the SEC. The contents of our website are not part of this prospectus, and the reference to our website does not constitute incorporation by reference into this prospectus of the information contained on or through that site, other than documents we file with the SEC that are specifically incorporated by reference into this prospectus

27

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents listed below and any future documents that we file with the SEC (excluding any portion of such documents that are furnished and not filed with the SEC) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) on and after the date of the initial filing of the registration statement of which this prospectus is a part prior to the effectiveness of the registration statement, (2) prior to the effectiveness of the registration statement of which this prospectus is a part, and (3) after the date of effectiveness of this prospectus until the offering of the underlying securities is terminated; provided, however, we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•	our Annual Report on Form 10-K for our fiscal year ended December 31, 2021, filed with the SEC on March 29, 2022;

•	our Current Reports on Form 8-K filed with the SEC on March 8, 2022, March 9, 2022 (except with respect to Item 2.02 and Item 7.01), March 10, 2022, March 17, 2022 and March 18, 2022; and

•	the description of our Common Stock contained in our Registration Statement on Form 8-A, registering our Common Stock under Section 12(b) under the Exchange Act, filed with the SEC on March 17, 2021, as updated by the description of our Common Stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2021 and any amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: PureCycle Technologies, Inc., 5950 Hazeltine National Drive, Suite 650, Orlando, Florida, 32822; telephone number (877) 648-3565.

28

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	Other Expenses of Issuance and Distribution.

The table below sets forth the expenses payable by the registrant in connection with the registration and issuance of the securities being registered hereunder, other than underwriting discounts and commissions. All amounts of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Securities and Exchange Commission Registration Fee	$	*
Legal Fees and Expenses		**
Accounting Fees and Expenses		**
Miscellaneous		**
Total	$	**

*	Registration fees of $28,502.38, $36,588.29 and $7,448.39 were previously paid in connection with the Prior Registration Statements (File Nos. 333-251034 and 333-257423) and the Company’s Registration Statement on Form S-4 (File No. 333-250847) relating to the securities that are included in this registration statement in accordance with Rule 429 under the Securities Act. Accordingly, there is no registration fee due in connection with the registration of such securities hereby.

**	Fees and expenses will depend on the number and nature of any offerings of securities made pursuant to this registration statement, and cannot be estimated at this time. An estimate of the aggregate expenses in connection with the distribution of securities being offered will be included in any applicable prospectus supplement.

ITEM 15.	Indemnification of Officers and Directors.

We are incorporated under the laws of the State of Delaware. Section 145(a) of the DGCL, provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Delaware Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

II-1

Our Amended and Restated Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or its stockholders for or with respect to any breach of fiduciary duty or other act or omission as a director of the Company. In addition, our Amended and Restated Certificate of Incorporation provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Our Amended and Restated Certificate of Incorporation further provides that any repeal or modification of such article by its stockholders or amendment to the DGCL will not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a director serving at the time of such repeal or modification.

Our Amended and Restated Certificate of Incorporation also provides that it will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was, or has agreed to become, the Company’s director or officer, or is or was serving, or has agreed to serve, at the Company’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture or other enterprise (all such persons being referred to as an Indemnitee), or by reason of any action alleged to have been taken or omitted in such capacity, against all Indemnifiable Losses if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Company’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful, subject to limited exceptions. The Amended and Restated Certificate of Incorporation also provides that it will advance expenses to Indemnitees in connection with a legal proceeding, subject to limited exceptions.

The Company has entered into indemnification agreements with each of its directors and executive officers. These agreements provide that the Company will indemnify each of its directors and such officers to the fullest extent permitted by law and its charter and its bylaws.

The Company is also permitted to maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

II-2

ITEM 16.	Exhibits.

Exhibit Number	Description of Document
2.1	Agreement and Plan of Merger, dated as of November 16, 2020, by and among Roth CH Acquisition I Co., Roth CH Acquisition I Co. Parent Corp., Roth CH Merger Sub, LLC, Roth CH Merger Sub, Inc. and PureCycle Technologies LLC (incorporated herein by reference to Exhibit 2.1 to the Company’s Registration Statement on Form S-4, as amended (File No. 333-250847))
3.1	Amended and Restated Certificate of Incorporation of PureCycle Technologies, Inc., filed with the Secretary of State of Delaware on March 17, 2021 (incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-251034))
3.2	Amended and Restated Bylaws of PureCycle Technologies, Inc. (incorporated herein by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-251034))
4.1	Description of Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934 (incorporated herein by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021)
4.2	Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-4, as amended (File No. 333-250847))
4.3	Specimen Unit Certificate (incorporated herein by reference to Exhibit 4.14 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-251034))
4.4	Specimen Warrant Certificate (included in Exhibit 4.2) (incorporated herein by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-251034))
4.5	Warrant Agreement between Continental Stock Transfer & Trust Company and Roth CH Acquisition I Co. (incorporated herein by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-251034))
4.6	The Indenture of Trust, dated as of October 1, 2020, between Southern Ohio Port Authority and UMB Bank, N.A. (incorporated herein by reference to Exhibit 4.6 to the Company’s Registration Statement on Form S-4, as amended (File No. 333-250847))†
4.7	Form of Series 2020A Bond (included as Exhibit A-1 to the Indenture of Trust filed as Exhibit 4.6 to this Registration Statement) (incorporated herein by reference to Exhibit 4.7 to the Company’s Registration Statement on Form S-4, as amended (File No. 333-250847))
4.8	Form of Series 2020B Bond (included as Exhibit A-2 to the Indenture of Trust filed as Exhibit 4.6 to this Registration Statement) (incorporated herein by reference to Exhibit 4.8 to the Company’s Registration Statement on Form S-4, as amended (File No. 333-250847))
4.9	Form of Series 2020C Bond (included as Exhibit A-3 to the Indenture of Trust filed as Exhibit 4.6 to this Registration Statement) (incorporated herein by reference to Exhibit 4.9 to the Company’s Registration Statement on Form S-4, as amended (File No. 333-250847))
4.10	Redeemable Conditional Warrant to Purchase Securities of Roth CH Acquisition I Co. Parent Corp., dated November 16, 2020, by and between Roth CH Acquisition I Co. Parent Corp., PureCycle Technologies LLC, and Recycled Resin Investors, LLC (incorporated herein by reference to Exhibit 4.10 to the Company’s Registration Statement on Form S-4, as amended (File No. 333-250847))
4.11	Amended and Restated Guaranty of Completion, made and entered into as of May 11, 2021 and effective as of October 7, 2020, by PureCycle Technologies LLC, a Delaware limited liability company (the “Guarantor”), in favor of UMB Bank, N.A., a national banking association, as trustee (incorporated herein by reference to Exhibit 4.6 to the Company’s Quarterly Report on Form 10-Q filed on May 19, 2021)**
4.12	Form of Series A Warrant (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 9, 2022)
5.1	Opinion of Jones Day*
23.1	Consent of Jones Day (included in Exhibit 5.1)
23.2	Consent of Grant Thornton LLP*
24.1	Power of Attorney (included on the signature page hereto)
107	Filing Fee Table*

*	Filed herewith.

**	Certain schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished to the SEC upon request.

†	Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish copies of any of the omitted schedules upon request by the SEC.

II-3

ITEM 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act to any purchaser:

(A)          Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

II-1

(5)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

II-2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on March 29, 2022.

PURECYCLE TECHNOLOGIES, INC.

By:	/s/ Michael Otworth
Name:	Michael Otworth
Title:	Chairman, Chief Executive Officer, and Director

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brad Kalter and Melissa Trednick, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Otworth	Chairman, Chief Executive Officer, and Director
Michael Otworth	(Principal Executive Officer)	March 29, 2022

/s/ Lawrence Somma	Chief Financial Officer
Lawrence Somma	(Principal Financial Officer)	March 29, 2022

/s/ Melissa Trednick	Corporate Controller
Melissa Trednick	(Chief Accounting Officer)	March 29, 2022

/s/ Steven F. Bouck
Steven F. Bouck	Director	March 29, 2022

/s/ Tanya Burnell
Tanya Burnell	Director	March 29, 2022

/s/ Jeffrey Fieler
Jeffrey Fieler	Director	March 29, 2022

/s/ Timothy Glockner
Timothy Glockner	Director	March 29, 2022

/s/ Allen W. Jacoby
Allen W. Jacoby	Director	March 29, 2022

/s/ Fernando Musa
Fernando Musa	Director	March 29, 2022

/s/ Dr. John Scott
Dr. John Scott	Director	March 29, 2022

II-3